Action of Board Without a Meeting - Resolution - PIA Variable Life Account I

THE PENN INSURANCE AND ANNUITY COMPANY

ACTION OF DIRECTORS WITHOUT A MEETING

March 10, 2021

Resolution — PIA Variable Life Account I

(a Separate Account)

The undersigned, being all of the Directors of The Penn Insurance and Annuity Company (“Company”), a Delaware Corporation, acting pursuant to Section 141 of Title 8 of the Delaware Code, hereby, through executing counterparts, adopt the following resolution with the same effect as if it had been adopted at a duly held meeting of the Board of Directors of the Company, and hereby consent to the taking of the action referred to in such resolution:

RESOLVED, that The Penn Insurance and Annuity Company (the “Company”) hereby establishes, pursuant to Section 2932 of the Delaware Insurance Code, as amended, a separate account, designated PIA Variable Life Account I (the “Separate Account”);

RESOLVED FURTHER, the Separate Account shall be used for receipt of amounts allocated to it in accordance with the terms of variable life insurance policies. Amounts allocated to the Separate Account provide for life insurance, the amount or duration of which varies according to the investment experience of the Separate Account.

RESOLVED FURTHER, that the Company is authorized to invest amounts held in the Separate Account in shares of the following funds or portfolios of the following registered investment company:

Vanguard Variable Insurance Fund, Inc.:	Total Stock Market Index Portfolio

Global Bond Portfolio

Mid Cap Index Portfolio

Moderate Allocation Portfolio

Total Bond Market Index Portfolio

Total International Stock Market Index Portfolio

Conservative Allocation Portfolio

Equity Index Portfolio

Action of Board Without a Meeting - Resolution - PIA Variable Life Account I

RESOLVED FURTHER, the officers of the Company are hereby authorized to take all action necessary to: (a) register the Separate Account as a unit investment trust under the Investment Company Act of 1940; (b) register the variable life insurance policies under the Securities Act of 1933 in such amounts as the officers of the Company shall from time to time deem appropriate; (c) apply for such exemptions from, and other orders pursuant to, the Investment Company Act of 1940, as the officers of the Company shall deem necessary or desirable for the Separate Account; and (d) take all other action necessary or desirable to comply with the Investment Company Act of 1940, the Securities Exchange Act of 1934, the Securities Exchange Act of 1933 and all other applicable state and federal laws In connection with the offering of the variable life insurance policies and the operation of the Separate Account.

March 10, 2021 9:50 AM	March 12, 2021 9:07 AM
Eileen McDonnell	David O’Malley

March 10, 2021 3:31 PM	March 10, 2021 9:50 AM
Thomas Harris	David Raszeja

March 10, 2021 10:15 AM
Gregory Driscoll

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